UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Endeavour International Corporation

(Name of Registrant as Specified In Its Charter)

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May 6, 2014

Dear Fellow Endeavour Stockholder:

Endeavour’s upcoming 2014 Annual Meeting of Stockholders, will be held on Thursday, May 22, beginning at 10:00 a.m., local time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

As you may be aware, last week, Talisman Group Investments, LLC and its affiliates (collectively, “Talisman”), which own 3.67% of Endeavour’s common stock, filed proxy materials seeking to install its Chief Executive Officer, Jason Taubman Kalisman, as a member of Endeavour’s Board. Mr. Kalisman, who has no prior oil and gas experience, is being nominated to replace one of our most highly qualified Directors, John B. Connally III, who also serves as the Company’s Lead Independent Director.

As owners of more than 6% of the Company’s common stock, the interests of your Board and management team are squarely aligned with those of ALL of Endeavour’s stockholders. Accordingly, your Endeavour Board carefully considered the director nominee put forth by Talisman, and does not believe that the addition of Mr. Kalisman to the Board would be in the best interest of ALL stockholders. The composition of your Board is something that Endeavour takes very seriously, as the experience and expertise of our directors have been, and will continue to be, an important part of Endeavour‘s ability to achieve its strategic objectives.

It is important that Endeavour stockholders not be misled by Talisman. Your Board of Directors strongly urges you, our valued stockholders, to protect our ability to achieve our strategic objectives by voting the WHITE proxy card to elect the Company’s three highly qualified director nominees. You may vote online or by telephone or by signing and dating the enclosed WHITE voting form and returning it in the enclosed pre-paid return envelope.

YOUR BOARD AND MANAGEMENT TEAM ARE CONTINUING TO BUILD VALUE

FOR ALL STOCKHOLDERS

Despite a challenging environment, your Board of Directors and management team have continued to deliver and execute on our strategic plan, which is already driving results, as demonstrated by the 37% stock price increase since announcing the commencement of our strategic review process in February 2013. Specifically, Endeavour’s management, working closely with the Board of Directors, has recently completed a number of actions that will help to maximize the value of your investment, including:

•	Concluded a strategic review and determined that it was in the best interest of stockholders to stay the course and continue to execute our business plan, rather than, for example, disposing of assets or businesses at less than favorable valuations;
•	Withstood and addressed multiple operation difficulties at Rochelle and achieved our first production at that location. We believe that the results from Rochelle will ultimately lead to significant stock appreciation;
•	Entered into, what we believe, is the first ever monetary production payment in the U.K. for $125 million in the first quarter of 2013 for a portion of production from Alba field, increasing liquidity to fund our development program at Rochelle;
•	Closed our London office and consolidated technical teams in Aberdeen, Scotland resulting in an expected annual cash savings of $15 to $20 million;
•	Refinanced our term loan and procurement agreements at a significantly lower cost, a combined interest rate reduction of approximately 4.75% (from 13% to approximately 8.25%);
•	Increased physical production by 126 percent year-over-year; and
•	Increased EBITDA by 157 percent year-over-year.

Our Board of Directors and management team remain focused on growing production, maintaining operational margins in our existing asset base, reducing G&A, enhancing liquidity, reducing cost of capital and accelerating value from our existing portfolio. Endeavour’s Board and management team have laid out a clear and achievable strategy to drive long-term stockholder value.

LET’S SET THE RECORD STRAIGHT

Your Board and management have implemented initiatives to improve the successful execution of the current strategic plan and have demonstrated a commitment to driving stockholder value. We are confident that Endeavour has the right Board, the right management team and the right strategy to continue to drive value for ALL stockholders. In contrast, Talisman’s platform and assertions are filled with unsound and misleading information that indicates a complete lack of industry understanding. We strongly believe stockholders should consider each of Talisman’s claims in light of the fact that Talisman is pursuing a short-term, opportunistic agenda:

CLAIM: Talisman is targeting Endeavour‘s Lead Independent Director, John B. Connally III, and proposing he be replaced by Jason Kalisman, Talisman’s CEO, claiming that Mr. Kalisman is a better choice for stockholders.

FACT: Mr. Connally’s experience and qualifications far outweigh those of Mr. Kalisman. Mr. Connally brings to your Board over 40 years of experience as a successful, independent oil and gas investor, attorney and businessman. As the founder of several oil and gas exploration and production companies and former partner of one of the most prestigious energy law firms in the country, Mr. Connally is well versed in our industry. Mr. Connally is an essential member of our audit committee given his financial expertise and qualifications.

In stark contrast, Mr. Kalisman has no previous experience in the oil and gas industry, let alone in the challenging U.K. North Sea, or in oil and gas financial transactions. Mr. Kalisman’s sole board experience is as a director of Morgans Hotel Group. During Mr. Kalisman’s tenure on the Board he was involved in two proxy fights and a lawsuit against his fellow directors. Mr. Kalisman’s conspicuous lack of industry experience and limited and questionable record of public board service demonstrate that he is not a qualified candidate for the Endeavour Board of Directors.

By voting the gold proxy card, you could lose a highly-qualified, experienced and independent director from the Endeavour Board of Directors.

CLAIM: Kalisman claims that he wants to join the Endeavour Board of Directors to “correct poor corporate governance practices.”

FACT: Your Board of Directors takes corporate governance seriously, regularly engages with stockholders and frequently reviews the Board’s composition and best practices. Membership of the Endeavour Board has changed by almost 60 percent over the past three years, including with the appointment of James Browning in March 2014 and the nomination of William Lancaster in April 2014 for the upcoming Annual Meeting. The Endeavour Board of Directors and management team appreciate and welcome stockholder input regarding the Company. We take the views of our stockholders seriously and have discussions with them on a regular basis. In fact, one of our largest stockholders, at that time, initially recommended Mr. Lancaster as a potential Director nominee in early 2013. Our nomination of Mr. Lancaster underscores the Board’s willingness to act on stockholders’ suggestions. Had Mr. Kalisman constructively engaged and collaborated with us, in any manner, he would have learned this fact.

Director and management incentives are closely aligned with the interests of Endeavour’s stockholders. With ownership of over 6% of Endeavour’s common stock, your Board’s interests are aligned with those of ALL stockholders. Your Board is focused on the continued successful execution of the Company’s strategic plan to maximize stockholder value. Additionally, executive compensation includes a number of practices that have been implemented to drive performance and to serve our stockholders’ long-term interests. Endeavour’s compensation practices include:

•	Pay for performance – The majority of executive officer pay is performance-based and not guaranteed. In 2013, total target annual incentive bonus and performance-based long-term incentives were 80% of our CEO’s total target compensation.
•	Focus on stockholder return performance – Endeavour grants long-term TSR performance shares to the executive officers that vest solely based on the achievement of multi-year TSR results relative to peer companies, and long-term cash performance awards with payouts dependent upon the Company’s stock performance over a three-year period.
•	Independent compensation committee – Our Compensation Committee, which is comprised solely of independent directors (as required by the NYSE), reviews and approves all elements of CEO and other executive officer compensation.
•	Independent compensation consulting firm – The Compensation Committee retains an independent compensation consultant to advise on executive compensation matters and best practices.
•	Stringent stock ownership guidelines – The required ownership levels are expressed as a multiple of annual base salary and are six, three and five times for our CEO, other executive officers and directors, respectively.

CLAIM: Talisman believes the Company would be worth more following “a change in strategy.”

FACT: Talisman suggests a change in strategy, but has not presented a plan to achieve value creation. Although Talisman has begun a public campaign to unseat John B. Connally III, an industry veteran with essential institutional knowledge of both the business and the industry, and to install inexperienced Jason Kalisman, Talisman’s hand-picked nominee, the dissident has yet to articulate a concrete strategy to improve upon the results the Endeavour Board and management team have achieved.

CLAIM: Talisman refers to itself as a “significant” or even the “largest” stockholder” of Endeavour in reference to its 14.67% “beneficial ownership.”

FACT: In reality, Talisman only owns only 3.67% of Endeavour’s common stock. The remainder of the dissident’s “beneficial ownership” is based on its ownership of out-of-the-money convertible notes (with a conversion price of $18.512 per share) and call options (with an exercise price of $5.00 per share). Conversion of these notes and options, which are considerably above today’s market price, makes the “beneficial ownership” in the underlying shares illusory from an economic perspective. Furthermore, these notes and options were not converted or exercised prior to the record date and therefore give the dissident no voting power on these underlying shares at the Annual Meeting.

Talisman’s interests are NOT aligned with the interests of ALL Endeavour stockholders. As part of a self-serving agenda, on February 4, 2014, and prior to nominating himself, Mr. Kalisman told Mr. Transier that he wanted the Company to buy him out of his convertible notes at a price significantly higher than current market value. Mr. Kalisman, who also happens to be the second largest holder of our 5.5% convertible notes, repeated this demand during a phone call with Mr. Transier on March 26, 2014. This demand clearly exposes Mr. Kalisman’s self-interested motives that would enrich Mr. Kalisman at a significant cost to Endeavour’s stockholders, further highlighting the fact that his interests are not aligned with ALL stockholders. This also underscores Endeavour’s Board and management’s belief that Talisman is seeking a short-term opportunistic gain as a creditor and at the expense of the other stockholders of Endeavour.

CLAIM: Mr. Kalisman claims that he and Mr. Lancaster had “several conversations with the Company regarding its business strategy and board composition” during the week of March 31, 2014.

FACT: The Company has not had contact with, or been contacted by, Mr. Kalisman since Bill Transier, Chief Executive Officer of Endeavour, on behalf of the Board of Directors, spoke with him on March 26, 2014. In this conversation, Mr. Kalisman promised that he would present his ideas for the Company in a written document to be reviewed with Endeavour’s Board of Directors. To date, no such document has been presented.

Following the March 26th conversation, Mr. Kalisman did not reply to any requests for communication. The last time the Company attempted to contact Mr. Kalisman was on April 7, 2014 when Mr. Transier, on behalf of the Board of Directors, called Mr. Kalisman’s office at a scheduled time to talk about the lack of response from the March 26th conversation and discuss the Board of Director’s nomination of Mr. Lancaster. Mr. Kalisman’s office took a message and promised that he would call back. There was never a call back, and the Company has had no communication with Talisman since then.

Talisman also claims that Mr. Lancaster was nominated to the Company’s slate of director nominees following a conversation between the three parties. Again, this is false. Mr. Lancaster had been a candidate for nomination, recommended in early 2013 by one of our largest stockholders at that time, and was actively considered by our Nomination and Governance Committee about a year prior to Talisman’s notice of its intent to nominate an alternative slate of candidates.

We attempted to have discussions with Talisman to avoid a costly and disruptive proxy contest, but they have ignored our outreach.

YOUR BOARD AND MANAGEMENT TEAM ARE SUCCESSFULLY EXECUTING A

STRATEGY TO DELIVER LONG-TERM VALUE FOR ALL STOCKHOLDERS AND

POSSESS THE NECESSARY EXPERIENCE AND EXPERTISE

The Endeavour Board of Directors is comprised of seven highly-qualified and proven leaders, including six independent directors and Endeavour’s Chief Executive Officer, Bill Transier. Your Board of Directors is active and engaged. In 2013, your Board of Directors held 20 Board meetings and 21 committee meetings in its efforts to oversee the Company’s strategy, drive results and enhance stockholder value.

Endeavour’s director nominees are seasoned professionals who have been actively engaged in creating stockholder value and positioning the Company for long-term growth. Your Board of Directors has the relevant experience and qualifications necessary to continue to deliver effective and independent oversight and direction, including experience in:

•	Exploring and developing oil and gas properties;
•	Managing international oil and gas investment portfolios;
•	Legal, finance, auditing, accounting, and mergers and acquisitions;
•	CEO and other pertinent executive experience; and
•	Significant experience serving on public company boards.

The Board also possesses specialized knowledge of the international oil and gas industry that is critical to our success – Mr. Kalisman does not possess such experience or qualifications. The interests of our diverse and experienced Board of Directors and our stockholders are closely aligned. We believe that Talisman’s nominee adds no experience or expertise that is not already amply and better represented on your Board of Directors or that is specifically relevant to Endeavour. Importantly, the election of the dissident’s nominee would remove a proven and independent leader in the oil and gas industry from your Board. While Mr. Kalisman is pursuing his personal agenda to the benefit of one stockholder – his hedge fund – your Board of Directors continues to uphold its fiduciary responsibility to act in the best interest of ALL stockholders.

Your Board is singularly focused on driving enhanced value for all stockholders and cannot afford to be derailed by an individual with a personal agenda that is not aligned with the interests of ALL stockholders.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

We are confident that we have the right Board, the right team, and the right strategy to continue to drive value for all stockholders. Your Board unanimously recommends stockholders protect their investment in Endeavor by voting FOR your Board of Director’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to make your voice heard by voting online, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

You may soon receive proxy materials from the dissident. Your Board urges you to reject Talisman and their solicitation and to disregard their proxy materials. We believe that Talisman’s interests are NOT aligned with all stockholders and that their assertions are filled with unsound and misleading information. Their platform demonstrates a complete lack of understanding of our industry and the dissident has still yet to offer any real and credible plan or ideas.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

William L. Transier

Chairman, Chief Executive Officer and President

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Stockholders May Call Toll-Free: (855) 223-1287

Banks & Brokers May Call Collect: (203) 658-9400

Email: endeavourinfo@morrowco.com

Forward-looking Statements

This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

Important Additional Information

Endeavour, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from Endeavour’s stockholders in connection with Endeavour’s 2014 Annual Meeting of Stockholders. Endeavour has filed its definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2014 Annual Meeting of the Stockholders. ENDEAVOUR STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER MATERIALS FILED BY ENDEAVOUR WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Endeavour’s directors, director nominees and executive officers and their respective interests in Endeavour, by security holdings or otherwise, is set forth in Endeavour’s definitive proxy statement and other materials filed with the SEC. Additional information can also be found in Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and Form 10-K/A filed on March 21, 2014.

These documents, including the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by Endeavour with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at Endeavour’s investor relations website at www.endeavourcorp.com/2014AnnualMeeting.htm.

About Endeavour International Corporation

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

Important Additional Information

Endeavour, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from Endeavour’s stockholders in connection with Endeavour’s 2014 Annual Meeting of Stockholders. Endeavour has filed its definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2014 Annual Meeting of the Stockholders. ENDEAVOUR STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND THE ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the names of Endeavour’s directors, director nominees and executive officers and their respective interests in Endeavour, by security holdings or otherwise, is set forth in Endeavour’s definitive proxy statement and other materials to be filed with the SEC. Additional information can also be found in Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and Form 10-K/A filed on March 21, 2014. These documents, including the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by Endeavour with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at Endeavour’s investor relations website at www.endeavourcorp.com/2014AnnualMeeting.htm.

Endeavour – Investor Relations, Darcey Matthews, 713-307-8711